Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430

CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Second Quarter 2015 Financial Results

—Launch of GlatopaTM drives second quarter revenue growth—

—Company strengthens balance sheet through ~$150 million equity financing—

CAMBRIDGE, MA — August 4, 2015 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) today reported its financial results for the second quarter ended June 30, 2015.

For the second quarter of 2015, the Company reported total revenues of $44.9 million, consisting primarily of product and milestone revenues relating to the approval and launch of GlatopaTM (glatiramer acetate injection). Momenta reported a net loss of $(2.2) million, or $(0.04) per share for the second quarter compared to a net loss of $(26.2) million, or $(0.51) per share for the same period in 2014. At June 30, 2015, the Company had cash, cash equivalents, and marketable securities of $377.2 million.

“Momenta reached a significant milestone in the second quarter of 2015 with the launch of Glatopa, our second approved complex generic product and the first and only generic version of daily COPAXONE® available on the market. We are pleased with Sandoz’s execution of the Glatopa launch and encouraged by the strong initial uptake seen thus far,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals. “In the second quarter, we also strengthened our balance sheet through a successful equity financing laying the groundwork for the growth and advancement of our biosimilars and novel drug pipelines.”

Second Quarter Highlights and Recent Events

Complex Generics:

GlatopaTM, generic version of daily COPAXONE® 20 mg (glatiramer acetate injection)

•                  On April 16, 2015, Glatopa was approved by the FDA as the first and only “AP-rated,” substitutable generic version of daily COPAXONE 20 mg.

•                  On June 18, 2015, the U.S. Court of Appeals for the Federal Circuit (CAFC) again found the remaining patent on daily COPAXONE 20 mg at issue in Teva’s infringement suit to be invalid.

•                  Sandoz launched Glatopa on June 18, 2015. In the second quarter of 2015, Momenta recorded $19.2 million in product revenues from Glatopa sales, net of a deduction of

$9.0 million for reimbursement to Sandoz of the Company’s share of pre-launch Glatopa-related legal expenses.

•                  Under its collaboration agreement with Sandoz, Momenta earned a $10.0 million milestone payment upon Glatopa receiving sole FDA approval and an additional $10.0 million milestone payment upon first commercial sale of Glatopa.

•                  The ANDA for a three-times-a-week generic COPAXONE 40 mg (glatiramer acetate injection), submitted by Sandoz in August 2014, is under FDA review.

Enoxaparin Sodium Injection

•                  In June 2015, the Company and Sandoz amended their enoxaparin collaboration agreement replacing the royalty payment with a 50% profit share. The amendment was effective April 1, 2015.  In the second quarter of 2015, Momenta earned $0.1 million in product revenues from enoxaparin sales.

•                  The Company continues to pursue the patent infringement case related to Momenta’s U.S. Pat. 7,575,886 against Amphastar and Teva. In a 2012 decision, the CAFC vacated a preliminary injunction based on the Hatch Waxman “safe harbor” (Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc. Fed. Cir. Aug. 3, 2012). On May 4, 2015, the CAFC held a hearing on the Company’s appeal of summary judgment, and requested the views of the U.S. Solicitor General on the government’s interpretation of the safe harbor provision.  On July 13, 2015, the U.S. Solicitor General filed its brief providing support of Momenta’s interpretation of the “safe harbor”. A CAFC decision is expected in 2015.

Biosimilars:

•                  M923, a biosimilar version of HUMIRA® (adalimumab), is currently being studied in a randomized, double-blind, single-dose study in healthy volunteers to compare its pharmacokinetics, safety, tolerability and immunogenicity versus HUMIRA. Momenta and Baxalta (formerly Baxter) expect to have data from this study in the fourth quarter of 2015.  The target date for the first regulatory submission for approval is 2017.

•                  Momenta continues to develop M834, a biosimilar version of ORENCIA® (abatacept), and its portfolio of other biosimilar candidates and is in active discussions with potential collaboration partners to assist in their development and commercialization.

•                  On July 2, 2015, Momenta filed a petition for Inter Partes Review (IPR) with the Patent Trial and Appeal Board to challenge the validity of Bristol Myers Squibb’s ORENCIA subcutaneous formulation U.S. Pat. 8,476,239. The Company expects a decision on institution of the IPR in January 2016.

Novel Drug:

Necuparanib (novel oncology candidate)

•                  Momenta’s Phase 2 trial to evaluate the antitumor activity of necuparanib in combination with Abraxane® (nab-paclitaxel) plus gemcitabine, versus Abraxane plus gemcitabine alone, is currently enrolling. The Company expects to have clinical data available in the first half of 2017.

•                  Momenta presented updated data from its Phase 1 study evaluating necuparanib in combination with Abraxane and gemcitabine in patients with metastatic pancreatic cancer at the American Society of Clinical Oncology annual meeting on June 1, 2015. Necuparanib showed acceptable safety, tolerability, and encouraging signals of activity in the updated Phase 1 dataset.

Autoimmune Drugs

Momenta’s three novel autoimmune candidates are in preclinical development.  These candidates include a hyper-sialylated IVIg (hsIVIg), a high potency alternative to IVIg, and two recombinant molecules: M230, a Selective Immunomodulator of Fc receptors (SIF3) and M281, an anti-FcRn monoclonal antibody. The Company is advancing the recombinant candidates with a goal of entering the clinic in late 2016, and is continuing its efforts to identify and explore potential partnering opportunities for the further development and commercialization of its hsIVIg program.

Second Quarter 2015 Financial Results

Total revenues for the second quarter of 2015 were $44.9 million compared to $11.0 million for the same period in 2014.  Total revenues for the second quarter of 2015 include $19.2 million in product revenue, which represents 50% of contractual profit earned from net sales of Glatopa by Sandoz, net of a deduction of $9.0 million in reimbursement to Sandoz of the Company’s share of pre-launch Glatopa-related legal expenses.

Enoxaparin product revenue for the second quarter of 2015 was $0.1 million compared to $5.7 million in the same period in 2014. The decrease in enoxaparin product revenue was primarily due to the amendment of the enoxaparin sodium injection collaboration agreement in June 2015 which replaced Sandoz’ obligation to pay the Company a royalty on net sales with an obligation to pay 50% of profit on sales. The amendment became effective for the second quarter of 2015.

Collaborative research and development revenue for the second quarter of 2015 was $25.6 million, compared to the $5.3 million recorded in the same quarter last year. In the second quarter of 2015 the Company earned $20.0 million in milestone payments under the Sandoz collaboration upon receiving sole FDA approval and upon first commercial sale of Glatopa.

Research and development expenses for the second quarter of 2015 were $34.0 million, compared to $26.1 million for the same period in 2014. The increase of $7.9 million, or 30%, from the 2014 period primarily resulted from increases of: $2.2 million in third-party process development costs for the biosimilars programs; $2.0 million in preclinical and manufacturing expenditures to advance the novel autoimmune programs; $1.6 million in clinical trial expenses as the necuparanib Phase 2 clinical trial continued to enroll patients; and $1.4 million in share-based compensation expense associated with performance-based stock awards.

General and administrative expenses for the quarter ended June 30, 2015, were $13.3 million, compared with $11.2 million for the same period in 2014. The increase of $2.1 million, or 19%, from the 2014 was primarily due to an increase of $1.5 million in share-based compensation expenses associated with performance based stock awards.

At June 30, 2015, Momenta had $377.2 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $20.7 million, of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the company’s two leased facilities.

In May 2015, the Company sold an aggregate of 8,337,500 shares of common stock through an underwritten public offering at a price to the public of $19.00 per share.  Momenta received net proceeds of $148.4 million, after deducting underwriting discounts and commissions and customary offering expenses.

In April 2015, the Company concluded sales of its common stock under its May 2014 “At the Market” (ATM) Equity Offering Sales Agreement with Stifel, Nicolaus & Company.  In the second quarter of 2015, the Company recorded net proceeds of $21.5 million from the sale of 1.4 million shares of common stock sold through the ATM.

Also in April 2015, Momenta entered into a second ATM agreement with Stifel under which the Company may offer and sell shares of its common stock having an aggregate offering price of up to $75 million.  In the second quarter of 2015, the Company recorded net proceeds of $9.3 million from the sale of 0.5 million shares of common stock sold through the 2015 ATM.

Financial Guidance

Today, Momenta provided guidance that it expects its operating expenses, excluding stock-based compensation and net of collaborative revenues, to be approximately $36 - $40 million per quarter for the second half of 2015.

Conference Call Information

Management will host a conference call and webcast today at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available for 90 days.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 72189957. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through August 11, 2015.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 72189957.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel therapeutics for oncology and autoimmune indications.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the Company’s future operating expenses; program development and partnering plans; timing of clinical trials and receipt of clinical data; and the timing of decisions related to patent litigation and other patent-related proceedings.  Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “hope,” “target,” “project,” “goal,” “objective,” “guidance,” “plan,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “may,” “seek”, “should,” “will,” “would,” “look forward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:	MEDIA CONTACT:
Sarah Carmody	Karen Sharma
Momenta Pharmaceuticals	MacDougall Biomedical Communications
1-617-395-5189	1-781-235-3060
IR@momentapharma.com	Momenta@macbiocom.com

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
Assets
Cash and marketable securities	$377,166	$191,529
Accounts receivable	33,727	7,427
Restricted cash	20,719	20,719
Other assets	31,965	36,541
Total assets	$463,577	$256,216
Liabilities and Stockholders’ Equity
Current liabilities	$29,589	$23,789
Deferred revenue, net of current portion	17,098	25,508
Other long-term liabilities	250	551
Stockholders’ equity	416,640	206,368
Total liabilities and stockholders’ equity	$463,577	$256,216

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenues:
Product revenue	$19,305	$5,690	$22,027	$10,502
Research and development revenue	25,595	5,260	31,436	11,233
Total collaboration revenue	44,900	10,950	53,463	21,735

Operating expenses:
Research and development*	33,983	26,089	56,733	52,781
General and administrative*	13,329	11,219	21,219	22,936
Total operating expenses	47,312	37,308	77,952	75,717

Operating loss	(2,412)	(26,358)	(24,489)	(53,982)

Other income:
Interest income	122	140	234	340
Other income	68	62	156	124
Total other income	190	202	390	464

Net loss	$(2,222)	$(26,156)	$(24,099)	$(53,518)

Basic and diluted net loss per share	$(0.04)	$(0.51)	$(0.41)	$(1.04)

Weighted average shares used in computing basic and diluted net loss per share	61,680	51,466	58,106	51,411

Comprehensive loss:
Net loss	$(2,222)	$(26,156)	$(24,099)	$(53,518)
Net unrealized holding gains (losses) on available-for-sale marketable securities	18	37	36	21
Comprehensive loss	$(2,204)	$(26,119)	$(24,063)	$(53,497)

* Non-cash share-based compensation expense included in operating expenses is as follows:

Research and development	$3,125	$1,701	$910	$3,246
General and administrative	$3,491	$1,964	$1,321	$3,870